Exhibit 99.1

For Immediate Release

Contact:	Lisa Preuss	Valerie Brodie
	Epicor Software Corporation	Epicor Software Corporation
	949/585-4235	949/585-4293
	lpreuss@epicor.com	vbrodie@epicor.com

Epicor Completes Acquisition of Clarus Corporation Assets

Advanced Supplier Relationship Management Applications Enhance Epicor’s Robust
Product Offering and Extend Leadership Position in Midmarket

IRVINE, Calif., December 9, 2002 — Epicor® Software Corporation (NASDAQ: EPIC) today announced the completion of its acquisition of certain intellectual property, strategic assets, and key staff of Atlanta-based Clarus Corporation (NASDAQ: CLRS), a leading provider of business-to-business (B2B) e-commerce software. The transaction, valued at approximately $1 million, extends Epicor’s enterprise solutions by providing customers with an advanced set of supplier relationship management (SRM) solutions covering Web-based procurement, sourcing, online invoicing and payment (settlement).

The acquisition brings to Epicor’s midmarket product offering Clarus’ eProcurement, eTour, View Business Intelligence, Sourcing and Settlement solutions. The added capabilities build on Epicor’s tradition of delivering midmarket companies solutions that provide the depth of functionality required by large enterprises while still providing a high return on value and low total cost of ownership (TCO)—especially important for the midmarket, which is challenged by restricted IT budgets and limited staff and support resources.

According to AMR Research, Epicor and Clarus customers have much to gain from the acquisition, “Epicor got itself a great bargain. The e-procurement and e-sourcing products are certainly competent add-ons to an overall applications suite—as is the e-settlement product.” (The AMR Alert, October 18, 2002—Clarus Yard Sale Begins—Epicor Picks Up a Sourcing and Procurement Bargain).

By retaining key individuals from the Clarus organization to develop, service and support these solutions, Epicor will continue to provide Clarus customers with uninterrupted service during the transition. “We recently had the opportunity to attend Epicor’s annual users

Epicor Acquires Clarus Corp. Assets

conference, Perspectives 2002, and were delighted with the warm reception we received,” said Mike Mannheimer, vice president of materials management for Cox Enterprises. “Epicor demonstrated a real commitment to the sourcing and procurement solutions that have had such a positive impact on our company’s bottom line. We’re looking forward to a continued mutually beneficial customer/vendor relationship with Epicor.”

The Clarus applications Epicor acquired enable companies to dramatically reduce costs by driving the inefficiencies out of the end-to-end procurement process. The applications provide a complete Web-based, buy-side commerce solution that can be rapidly deployed standalone or as part of an integrated enterprise solution. Epicor and Clarus share a strong Microsoft technology commitment, especially in the area of development for the Microsoft.NET platform, enabling the delivery of functionally rich products that are easy to implement, manage and integrate with existing IT infrastructures.

“Procurement and sourcing bring significant cost savings benefits to midmarket companies. The acquisition of the Clarus assets builds on our strong commitment to solve real business problems for midmarket corporations through integrated enterprise and supplier relationship management solutions that offer win-win buyer-supplier relationships, with significant ROI,” said John Hiraoka, senior vice president of marketing and business development for Epicor. “We have been engaged in a strategic partnership with Clarus for several years, successfully deploying eProcurement to the midmarket as part of our integrated enterprise suite. The acquisition of these technologies affords us the opportunity to provide an expanded solution suite, that optimizes the entire sourcing to settlement process, with low total cost of ownership and rapid returns.”

Affordable Epicor SRM Solutions for the Midmarket

Through the acquisition, Epicor will provide a complete supplier relationship management solution that will be distributed globally through Epicor’s direct and indirect channels. Epicor plans to continue development and expand the integration of the solutions it has acquired from Clarus, particularly:

•
Clarus eProcurement—a comprehensive corporate purchasing solution designed to be deployed rapidly and managed by business users. eProcurement includes View, an analytics application that provides prepackaged Key Performance Indicators (KPIs)

Epicor Acquires Clarus Corp. Assets

enabling users to perform comprehensive analysis of procurement activity in the four critical areas of financial, supplier performance, commodity and process.

•
Clarus Sourcing—a highly configurable RFx and auctioning application that automates sourcing, competitive bidding and collaborative communication. The sourcing solution optimizes a company’s purchasing power to yield cost reductions and improved terms on direct and indirect goods and services.

•
Clarus Settlement—an online invoicing and payment application that extends a company’s A/R and A/P systems with electronic collaboration. It delivers significant cost savings, process efficiencies, improved cash management and reduced working capital requirements for any receivables and payables process.

About Epicor Software Corporation

Epicor is a leading provider of integrated enterprise and eBusiness software solutions for midmarket companies around the world. Founded in 1984, Epicor has over 15,000 customers and delivers end-to-end, industry-specific solutions that enable companies to immediately improve business operations and build competitive advantage in today’s Internet economy. Epicor’s comprehensive suite of integrated software solutions for Customer Relationship Management, Financials, Manufacturing, Supply Chain Management, Professional Services Automation and Collaborative Commerce provide the scalability and flexibility to support long-term growth. Epicor’s solutions are complemented by a full range of services, providing single point of accountability to promote rapid return on investment and low total cost of ownership, now and in the future. Epicor is headquartered in Irvine, California and has offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.